Exhibit 10.6

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 30, 2021 (the “Effective Date”) by and among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SVB, as a lender, (c) SVB INNOVATION CREDIT FUND VIII, L.P., a Delaware limited partnership (“SVB Capital”), as a lender (SVB and SVB Capital and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”), and (d) HUMACYTE, INC., a Delaware corporation (“Humacyte”, and together with any other entity executing a joinder to this Agreement as a borrower (including SPAC Parent after the closing of the SPAC Transaction), individually and collectively, jointly and severally, “Borrower”), provides the terms on which Agent and the Lenders shall lend to Borrower and Borrower shall repay Agent and the Lenders. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay to Agent, for the ratable benefit of each Lender, the outstanding principal amount of all Credit Extensions advanced to Borrower by such Lender and accrued and unpaid interest thereon, together with any fees as and when due in accordance with this Agreement.

2.1.1 Term Loan Advances

(a) Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, the Lenders, severally and not jointly, shall make one (1) term loan advance to Borrower on or about the Effective Date in an aggregate original principal amount of Twenty Million Dollars ($20,000,000) according to each Lender’s Term A Loan Advance Commitment as set forth on Schedule 1.1 hereto (the “Term A Loan Advance”). Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Term B Draw Period, the Lenders, severally and not jointly, shall make one (1) term loan advance available to Borrower in an aggregate original principal amount of Ten Million Dollars ($10,000,000) according to each Lender’s Term B Loan Advance Commitment as set forth on Schedule 1.1 hereto (the “Term B Loan Advance”). Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Term C Draw Period, the Lenders, severally and not jointly, shall make one (1) term loan advance available to Borrower in an aggregate original principal amount of Ten Million Dollars ($10,000,000) according to each Lender’s Term C Loan Advance Commitment as set forth on Schedule 1.1 hereto (the “Term C Loan Advance”). Subject to the terms and conditions of this Agreement, upon Borrower’s request, during the Term D Draw Period, the Lenders, severally and not jointly, shall make one (1) term loan advance available to Borrower in an aggregate original principal amount of Ten Million Dollars ($10,000,000) according to each Lender’s Term D Loan Advance Commitment as set forth on Schedule 1.1 hereto (the “Term D Loan Advance”). The Term A Loan Advance, Term B Loan Advance, Term C Loan Advance, and Term D Loan Advance are hereinafter referred to singly as a “Term Loan Advance” and collectively as the “Term Loan Advances”. After repayment, no Term Loan Advance (or any portion thereof) may be reborrowed.

(b) Interest Only Payments. Commencing on the first (1st) Payment Date of the month following the month in which the Funding Date of the applicable Term Loan Advance occurs, and continuing on the Payment Date of each month thereafter through and including the Payment Date immediately preceding the Term Loan Amortization Start Date, Borrower shall make monthly payments of interest to Agent, for the account of the Lenders, in arrears, on the outstanding principal amount of each Term Loan Advance made to the Borrower, at the rate set forth in Section 2.2(a).

(c) Repayment of Principal. Commencing on the Term Loan Amortization Start Date, and continuing on each Payment Date thereafter, Borrower shall repay the aggregate outstanding Term Loan Advances to Agent, for the account of the Lenders, in (i) consecutive equal monthly installments of principal, plus (ii) monthly payments of accrued interest on the outstanding principal amount of the Term Loan Advances at the rate set forth in Section 2.2(a). All outstanding principal and accrued and unpaid interest with respect to the Term Loan Advances, the Final Payment, and all other outstanding Obligations under the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date.

(d) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advances advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Agent of its election to prepay the Term Loan Advances at least thirty (30) days prior to such prepayment, and (ii) pays to Agent, for the account of the Lenders in accordance with its respective Pro Rata Share, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Prepayment Premium, (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

(e) Mandatory Prepayment Upon an Acceleration. If the Term Loan Advances are accelerated by Agent, following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Agent, for the account of the Lenders in accordance with its respective Pro Rata Share, an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advances, (ii) the Prepayment Premium, (iii) the Final Payment and (iv) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under each Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (A) seven and one half percentage points (7.50%) and (B) four and one quarter percentage points (4.25%) above the Prime Rate, which interest, in each case, shall be payable monthly in accordance with Section 2.2(d) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to this Agreement (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on the Payment Date and shall be computed on the basis of a three-hundred-sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 2:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.3 Fees. Borrower shall pay to Agent:

(a) Final Payment. The Final Payment, when due hereunder, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages;

(b) Prepayment Premium. The Prepayment Premium, if and when due hereunder, to be shared between the Lenders pursuant to their respective Term Loan Commitment Percentages; provided, however, if Borrower refinances the Term Loan Advances with another credit facility from or led by SVB, the Lenders shall waive the Prepayment Premium; and

(c) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Agent).

Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Agent or any Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of any Lender’s obligation to make loans and advances hereunder. Agent may deduct amounts owing by Borrower under the clauses of this Section 2.3 pursuant to the terms of Section 2.4(e). Agent shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.3.

Borrower has paid to Agent a deposit of Eighty Thousand Dollars ($80,000.00) (“Good Faith Deposit”) to initiate Agent’s and Lenders’ due diligence review and documentation process. The Good Faith Deposit will be used to pay down the Lenders’ Expenses due on the Effective Date on a dollar-for-dollar basis, and any remaining amount of the Good Faith Deposit shall be refunded by Agent to Borrower on the Effective Date.

2.4 Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.

(a) All payments (including prepayments) to be made by Borrower under this Agreement shall be made to Agent for the account of Lenders, in immediately available funds in Dollars, without setoff or counterclaim, before 2:00 p.m. Eastern time on the date when due. Agent shall distribute such payments to Lenders in like funds as set forth in Section 2.5. Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Each borrowing by Borrower from Lenders hereunder shall be made according to the respective Term Loan Commitment Percentages of the relevant Lenders.

(c) Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan Advances shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advances. The amount of each principal prepayment of the Term Loan Advances shall be applied to reduce the then remaining installments of the Term Loan Advances based upon each Pro Rata Share of Term Loan Advances.

(d) Prior to the occurrence and continuance of an Event of Default, payments shall be applied as directed by Borrower. Upon the occurrence and during the continuance of an Event of Default, Agent has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(e) Agent may debit the Designated Deposit Account (or if funds in the Designated Deposit Account are insufficient or if an Event of Default has occurred and is continuing, any of Borrower’s other deposit accounts maintained with SVB) for principal and interest payments or any other amounts Borrower owes Agent or any Lender when due. These debits shall not constitute a set-off.

(f) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount. If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

2.5 Settlement Procedures. If Agent receives any payment for the account of Lenders on or prior to 2:00 p.m. (Eastern time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 2:00 p.m. (Eastern time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

2.6 Withholding by Borrower. Payments received by Agent from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Agent, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension hereunder is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent and the Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to the Loan Documents;

(b) duly executed signatures to a Warrant to Purchase Common Stock issued by Borrower in favor of SVB, as Lender, together with a capitalization table;

(c) duly executed signatures to a Warrant to Purchase Common Stock issued by Borrower in favor of SVB Capital, as Lender, together with a capitalization table;

(d) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business and has a material presence or conducts a material portion of its business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party (it being understood and agreed that the secretary’s certificate comprising part of the Borrowing Resolutions of Borrower shall be deemed to constitute the secretary’s certificate required by this clause (e), and that no additional secretary’s certificate shall be required) ;

(f) duly executed signatures to the completed Borrowing Resolutions for Borrower;

(g) duly executed signatures to the completed Payment/Advance Form in connection with the Term A Loan Advance;

(h) duly executed signatures to the completed Disbursement Letter in connection with the Term A Loan Advance;

(i) certified copies, dated as of a recent date, of Lien searches (including without limitation, UCC searches), as Agent may request, accompanied by written evidence (including any UCC termination statements and other Lien releases) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the initial Credit Extension hereunder, will be terminated or released;

(j) a Securities Accounts Control Agreement covering Borrower’s account at U.S. Bank, N.A. in favor of Agent;

(k) the Perfection Certificate of Borrower, together with the duly executed signatures thereto;

(l) a legal opinion (authority and enforceability) of Borrower’s counsel dated as of the Effective Date, together with the duly executed signature thereto;

(m) a copy of Borrower’s Investors’ Rights Agreement and any amendments thereto;

(n) evidence satisfactory to Agent that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect with respect to Borrower, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent; and

(o) payment of the fees and Lenders’ Expenses then due as specified in Section 2.3 hereof.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt by the Lenders of (i) an executed Disbursement Letter and (ii) an executed Payment/Advance Form;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Disbursement Letter (and the Payment/Advance Form) and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) Agent and each Lender determine to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation or financial condition of Borrower or the prospect of repayment of the Obligations.

3.3 Covenant to Deliver. Borrower agrees to deliver to Agent and each Lender each item required to be delivered to Agent and each Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent and each Lender of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.4 Procedures for Borrowing.

(a) Term Loan Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 p.m. Eastern time at least five (5) Business Days before the proposed Funding Date of such Credit Extension. Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Disbursement Letter (and Payment/Advance Form) executed by an Authorized Signer. Agent may rely on any telephone notice given by a person whom Agent believes is an Authorized Signer. On the Funding Date, Agent shall credit the Credit Extensions to the Designated Deposit Account. Agent may make Credit Extensions under this Agreement based on instructions from an Authorized Signer.

(b) Funding. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension, that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan Advances, on demand, from Borrower. Nothing herein shall be deemed to limit the rights of Agent or Borrower against any Defaulting Lender.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. For clarity, any reference to “Agent’s Lien” or any granting of collateral to Agent in this Agreement or any Loan Document means the Lien granted to Agent for the ratable benefit of the Lenders.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and SVB to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien in this Agreement), and secured by any and all other security interests in other collateral granted to Agent by Borrower as security for such Obligations, now or in the future.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and Obligations under Letters of Credit that have been cash collateralized) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and Obligations under Letters of Credit that have been cash collateralized) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services relating to Letters of Credit, are satisfied in full, and (y) this Agreement is terminated, Agent shall terminate the security interest granted herein upon Borrower providing to SVB cash collateral acceptable to SVB in its good faith business judgment for Bank Services consisting of Letters of Credit. Any such cash collateral shall be in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred three percent (103.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred five percent (105.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interests granted herein are and shall at all times continue to be first priority perfected security interests in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral (except to the extent permitted by the terms of this Agreement), by Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly organized, validly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent and each Lender a completed certificate signed by Borrower, entitled “Perfection Certificate” (collectively, the “Perfection Certificate”). Borrower represents and warrants to Agent and each Lender that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof (or, after the Effective Date, as notified in written notice to Agent pursuant to Section 7.2); (b) Borrower is an organization of the type and is organized or is incorporated in the jurisdiction set forth in the Perfection Certificate (or, after the Effective Date, as notified in written notice to Agent pursuant to Section 7.2); (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none (except, after the Effective Date, as otherwise notified in written notice to Agent pursuant to Section 7.2); (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office) (except, after the Effective Date, as otherwise notified in written notice to Agent pursuant to Section 7.2); (e) except as indicated on the Perfection Certificate (or, after the Effective Date, as notified in written notice to Agent pursuant to Section 7.2), Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) except as notified in written notice to Agent after the Effective Date, all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (A) such Governmental Approvals which have already been obtained and are in full force and effect and (B) filings and registrations contemplated by this Agreement), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and other Loan Documents, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than SVB or SVB’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Agent and each Lender in connection herewith and Collateral Accounts which Borrower has given Agent notice and, other than with respect Excluded Deposit Accounts, taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein pursuant to the terms of Section 6.6(c). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property (other than Intellectual Property which is not material to Borrower’s business) which it owns or purports to own except for (a) licenses permitted under this Agreement, (b) non-exclusive licenses granted to its customers in the ordinary course of business, (c) over-the-counter software that is commercially available to the public, and (d) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate (as updated from time to time) or in written notice to Agent. To the best of Borrower’s knowledge, (i) each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and (ii) no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part, by a final non-appealable judgment by an applicable Governmental Authority. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate (as updated from time to time) or as Borrower has provided written notice to Agent pursuant to Section 6.8(b), Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries reasonably expected to result in liability or costs to Borrower in excess of One Million Dollars ($1,000,000) individually or in the aggregate.

5.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent and the Lenders by submission to the Financial Statement Repository or otherwise submitted to Agent and the Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates thereof and for the periods covered thereby (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent and the Lenders by submission to the Financial Statement Repository or otherwise submitted to Agent and the Lenders.

5.5 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied with all Requirements of Law, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance in all material respects with applicable law. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Twenty-Five Thousand Dollars ($25,000).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Agent in writing of the commencement of, and any material development in, the proceedings and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Twenty-Five Thousand Dollars ($25,000). Borrower has paid all material amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any report, certificate, or written statement submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender in connection with the Loan Documents, or the transactions contemplated thereby (excluding in each case the projections and forecasts referred to below), as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements, in light of the circumstances under which they were made, not materially misleading. The projections and forecasts provided by Borrower to Agent or any Lender in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by Agent and each Lender that such projections and forecasts are not to be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results set forth therein.

5.11 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Except as otherwise permitted pursuant to Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents (but excluding the Warrant) to which it is a party and the grant of a security interest to Agent, for the ratable benefit of the Lenders, in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent.

6.2 Financial Statements, Reports. Provide Agent and each Lender with the following by submitting to the Financial Statement Repository or otherwise submitting to Agent and each Lender:

(a) Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each of the first three (3) fiscal quarters of each fiscal year of Borrower, a company prepared unaudited consolidated and consolidating balance sheet, cash flow statement, and statement of operations and comprehensive loss covering Borrower’s and each of its Subsidiary’s operations for such quarter in a form reasonably acceptable to Agent (subject to normal year-end adjustments and the absence of footnote disclosures) (the “Quarterly Financial Statements”);

(b) Compliance Statement. (i) Prior to the date on which Lenders make the Term B Loan Advance to Borrower, within forty-five (45) days after the last day of each fiscal quarter of Borrower and (ii) after the date on which Lenders make the Term B Loan Advance to Borrower, within thirty (30) days after the last day of each month, a completed Compliance Statement confirming that as of the end of such fiscal quarter or month, as the case may be, Borrower was in full compliance with all of the terms and conditions of this Agreement (except as noted therein), and setting forth calculations showing compliance (except as noted therein) with the financial covenants (if any) set forth in this Agreement and such other information as Agent or the Lenders may reasonably request;

(c) Annual Operating Budget and Financial Projections. Within forty-five (45) days after the last day of each fiscal year of Borrower, and within seven (7) days after any updates or amendments thereto are approved by the Board, (i) annual operating budgets (including statements of operations and comprehensive loss, balance sheets (to the extent available) and cash flow statements, by fiscal quarter) for the then-current fiscal year of Borrower as approved by the Board, and (ii) annual financial projections for the then-current fiscal year (on a quarterly basis) as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(d) Annual Audited Financial Statements. As soon as available, and in any event within one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements for each such fiscal year prepared under GAAP, consistently applied, together with an unqualified opinion (other than a “going concern” or like qualification or exception solely as a result of the Term Loan Maturity Date being scheduled to occur within twelve (12) months from the date of such opinion) on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent; provided, however, for the 2020 fiscal year, such audited financial statements may contain a going concern qualification solely related to Borrower’s liquidity and typical for venture backed companies;

(e) Monthly Data Reports. Within thirty (30) days after the last day of each month, an unaudited report setting forth the revenue, the net income (or loss, as applicable) and the cash position of the Borrower and its Subsidiaries, taken as a whole, for such month in a form reasonably acceptable to Agent;

(f) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g) SEC Filings. In the event that Borrower becomes (or, in connection with the SPAC Transaction, a co-Borrower is joined hereunder pursuant to Section 6.15 that is) subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof, including but not limited to the financial statements contemplated by Section 6.2(a) (to the extent any such documents are included in materials otherwise filed with the SEC), may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Agent and the Lenders in writing (which may be by electronic mail) of the posting of any such documents. It is understood and agreed that in the event that, in connection with the SPAC Transaction, a co-Borrower is joined hereunder pursuant to Section 6.15 that is subject to the reporting requirements under the Exchange Act, the financial statements, compliance statements, operating budgets, financial projections and other documents required to be delivered under Sections 6.2(a) through (g) shall be those of the public company co-Borrower;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(i) Additional Reporting Requirement. At any time that Borrower (or a co-Borrower that is joined hereunder in connection with the SPAC Transaction pursuant to Section 6.15) is not an issuer of securities that are registered with the SEC under Section 12 of the Exchange Act (or that is required to file reports under Section 15(d) of the Exchange Act), written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate (to be provided within a reasonable time after the occurrence of any such change). Borrower understands and acknowledges that each Lender relies on such true, accurate and up-to-date beneficial ownership information to meet such Lender’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and

(j) Other Financial Information. Other financial information reasonably requested by Agent or any Lender (to be provided within a reasonable time after the request therefor).

Any submission by Borrower of a Compliance Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Agent and Lenders shall be deemed to be a representation by Borrower that (a) as of the date of such Compliance Statement, or other financial statement, the information and calculations set forth therein are true, accurate and correct, (b) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, or other financial statement, as applicable; (c) as of the date of such submission, no Events of Default have occurred or are continuing; (d) all representations and warranties other than any representations or warranties that are made as of a specific date in Article 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, or other financial statement, as applicable; (e) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8; and (f) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent and Lenders.

6.3 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries (in each case subject to any grace periods provided under any Requirement of Law), except for (a) deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof and (b) taxes, assessments, deposits and contributions that do not exceed (either individually or in the aggregate) the amount set forth in Section 5.8 hereof, and shall deliver to Agent, within ten (10) Business Days after demand therefor, appropriate certificates attesting to such payments, and timely pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms (in each case subject to any grace periods provided thereunder or under any Requirement of Law).

6.4 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date or such practices that are consistent with GAAP and implemented by Borrower following acceptance by the United States Food and Drug Administration of Borrower’s Biologics License Application. Borrower must promptly notify Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000) (other than returns of demonstration equipment and products).

6.5 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee. All liability policies shall show, or have endorsements showing, Agent as an additional insured. Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Agent’s option, payable to Agent for the ratable benefit of the Lenders on account of the Obligations. Notwithstanding the foregoing, (i) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (A) shall be of equal or like value as the replaced or repaired Collateral and (B) shall be deemed Collateral in which Agent (for the ratable benefit of the Lenders) has been granted a first priority security interest (subject to Permitted Liens), and (ii) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent for the ratable benefit of the Lenders on account of the Obligations.

(c) At Agent’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent at least thirty (30) days (ten (10) days for cancellation due to non-payment of premium) prior written notice before any such property policy or policies shall be canceled, and at least thirty (30) days prior written notice before any such liability policy or policies shall be canceled (other than cancellation due to non-payment of premium). If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Operating Accounts.

(a) Other than Excluded Deposit Accounts, maintain all of its and all of its Subsidiaries’ operating accounts and excess cash with SVB and SVB’s Affiliates (it being understood and agreed, for the avoidance of doubt, that SVB Asset Management accounts held through U.S. Bank, N.A. constitute accounts with SVB and SVB’s Affiliates); provided however, after consummation of the Equity Event, Borrower and its Subsidiaries shall be permitted to maintain up to an amount equal to the Specified Amount at financial institutions outside of SVB and SVB’s Affiliates so long as each such account (other than Excluded Deposit Accounts) is subject to a Control Agreement in favor of Agent and in form and substance reasonably satisfactory to Agent and the Lenders; provided further that within five (5) Business Days of Agent’s written request following an Event of Default that is continuing, Borrower shall maintain all of its and all of its Subsidiaries’ depository and operating accounts and excess cash with SVB and SVB’s Affiliates.

(b) In addition, Borrower and all of its Subsidiaries shall obtain any business credit card, Letters of Credit, and cash management services exclusively from SVB.

(c) In addition to and without limiting the restrictions in (a), Borrower shall provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent and the Lenders by Borrower as such, (ii) escrow or trust accounts established to hold a portion of the purchase price or other contingent or deferred payments in connection with a Permitted Acquisition or the SPAC Transaction and (iii) Deposit Accounts with a balance of less than One Hundred Thousand Dollars ($100,000) individually or Two Hundred Thousand Dollars ($200,000) in the aggregate (such accounts described in the foregoing clauses (i), (ii) and (iii), collectively, the “Excluded Deposit Accounts”).

6.7 Financial Covenants.

(a) At all times after the date on which Lenders make the Term B Loan Advance to Borrower, subject to periodic reporting as of the last day of each month, Borrower shall at all times maintain at least one (1) of the following three (3) financial covenants:

(i) Minimum Net Revenue. Borrower shall achieve net revenue (measured in accordance with GAAP on a trailing three (3) month basis) in an amount not less than Twenty Million Dollars ($20,000,000).

(ii) Minimum Liquidity. Borrower shall maintain Liquidity in an aggregate amount not less than the lesser of (A) Seventy Five Million Dollars ($75,000,000), or (B) the sum of (1) all Indebtedness of Borrower outstanding at such time, plus (2) Cash Burn (measured on a trailing four (4) month basis).

(iii) Minimum Public Market Capitalization. Any Borrower shall achieve public market capitalization in an amount equal to or greater than the greater of (A) Six Hundred Million Dollars ($600,000,000), or (B) the product of (I) fifty percent (50%), multiplied by (II) the aggregate amount of any Borrower’s public market capitalization on the first (1st) Business Day following either (x) any Borrower’s initial, underwritten offering and sale of its securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended or (y) the SPAC Transaction (the “Public Market Capitalization Amount”).

6.8 Protection of Intellectual Property Rights.

(a) Except to the extent otherwise permitted under Section 7.1, (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property that is material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) Provide written notice to Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and the Lenders’ rights and remedies under this Agreement and the other Loan Documents (other than the Warrant).

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent (upon at least five (5) Business Days’ notice; provided no notice is required if an Event of Default has occurred and is continuing), without expense to Agent or any Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Agent and/or the Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent and/or any Lender with respect to any Collateral or relating to Borrower (provided that Borrower shall not be required to provide access to materials if such disclosure would waive attorney-client or other privilege).

6.10 Access to Collateral; Books and Records. Allow Agent or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Agent shall determine is necessary.

6.11 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, (x) within forty-five (45) days after the time that Borrower or any Guarantor forms any direct or indirect Subsidiary that has, immediately after such formation, assets in excess of One Million Dollars ($1,000,000) or acquires any direct or indirect Subsidiary after the Effective Date that has, immediately after such acquisition, assets in excess of One Million Dollars ($1,000,000) (including, without limitation, pursuant to a Division) and (y) with respect to any direct or indirect Subsidiary that was not already made a co-Borrower or a Guarantor pursuant to the immediately foregoing clause (x) or otherwise, within forty-five (45) days after the date on which such direct or indirect Subsidiary first has assets in excess of One Million Dollars ($1,000,000), Borrower and such Guarantor shall (a) cause such Subsidiary to provide to Agent a joinder to this Agreement to become a co-Borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Agent and Lenders (including being sufficient to grant Lenders a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to Agent and Lenders; and (c) provide to Lenders all other documentation in form and substance reasonably satisfactory to Agent and Lenders, including one or more opinions of counsel reasonably satisfactory to Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Further Assurances. Execute any further instruments and take further action as Agent and the Lenders reasonably request to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Agent and the Lenders, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or material Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries (except to the extent such disclosure of such correspondence, reports, documents and other filings is prohibited by law).

6.13 Cash Collateralization Trigger. If a Cash Collateralization Event occurs at any time prior to repayment in full of all Obligations (other than inchoate indemnity obligations and any Obligations under Bank Services Agreements), Borrower hereby authorizes and directs Agent to immediately transfer to account number XXX-XXX-7530 held at SVB (the “Pledged Account”) (from any one or a combination of Borrower’s accounts at SVB) an aggregate amount of cash and/or Cash Equivalents equal to fifty percent (50%) of the then-outstanding principal balance of and interest accrued on the Term Loan Advances in order to cash collateralize all amounts owing from Borrower to the Lenders in connection with the Term Loan Advances (a “Cash Collateralization”), it being understood that the foregoing authorization shall constitute an immediate Cash Collateralization of the Obligations, irrespective of any delay by Agent in effecting such transfer. For purposes hereof “Cash Collateralization Event” means Borrower fails to consummate the Equity Event by June 30, 2021. If, subsequent to the Cash Collateralization Event, an Equity Event shall be consummated, then (i) the Cash Collateralization requirements described in the immediately foregoing sentence shall no longer apply and (ii) Agent shall, and is hereby authorized and directed to, immediately transfer all funds in the Pledged Account to the Designated Deposit Account.

6.14 Post-Closing Conditions. No later than forty-five (45) days after the Effective Date (or such longer period as the Agent may reasonably agree in writing), Borrower shall deliver to Agent duly executed signatures of Borrower to (i) a Bank Services Cash Pledge Agreement with respect to the Pledged Account, (ii) a Rider to Bank Services Cash Pledge Agreement with respect to the Pledged Account and (iii) a landlord’s consent in favor of Agent for each of Borrower’s leased locations, by the respective landlord thereof, together with the duly executed signatures thereto.

6.15 SPAC Transaction Parent Entity. No later than fifteen (15) Business Days after the consummation of the SPAC Transaction, SPAC Parent shall provide to Agent:

(a) a joinder to this Agreement, in the form attached hereto as Exhibit E;

(b) the Operating Documents and long-form good standing certificates of SPAC Parent certified by the Secretary of State (or equivalent agency) of SPAC Parent’s jurisdiction of organization or formation and each jurisdiction in which SPAC Parent is qualified to conduct business and has a material presence or conducts a material portion of its business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) a secretary’s certificate of SPAC Parent with respect to such SPAC Parent’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party (it being understood and agreed that the secretary’s certificate comprising part of the Borrowing Resolutions of SPAC Parent shall be deemed to constitute the secretary’s certificate required by this clause (c), and that no additional secretary’s certificate shall be required) ;

(d) duly executed signatures to the completed Borrowing Resolutions for SPAC Parent;

(e) certified copies, dated as of a recent date, of Lien searches (including without limitation, UCC searches), as Agent may request, accompanied by written evidence (including any UCC termination statements and other Lien releases) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the execution by SPAC Parent of a joinder to this Agreement, will be terminated or released;

(f) Control Agreements in favor of Agent covering SPAC Parent’s Collateral Accounts (other than (i) Collateral Accounts with SVB and (ii) Excluded Deposit Accounts);

(g) the Perfection Certificate of SPAC Parent, together with the duly executed signatures thereto;

(h) a legal opinion (authority and enforceability) of SPAC Parent’s counsel, together with the duly executed signature thereto; and

(i) all other documentation in form and substance reasonably satisfactory to Agent and Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.

Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without the prior written consent of the Lenders:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, unneeded, or obsolete Equipment or surplus that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens, Permitted Indebtedness and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) consisting of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, (g) consisting of Permitted Licenses, (h) consisting of the payment of earn-outs in the form of equity securities, and the payment of cash in lieu of fractional shares in connection with the SPAC Transaction, (i) consisting of the expiration, forfeiture, dedication to the public, invalidation, cancellation, abandonment or lapse (including, without limitation, the narrowing of claims) of Intellectual Property that is not material to Borrower’s business; (j) of tangible personal property, without the payment or provision of consideration to Borrower or any of its Subsidiaries for such property (other than expense reimbursement), to the extent such Transfers are reasonably necessary for the conduct of any then on-going clinical trial or other development or regulatory activities associated with such property in the ordinary course of business; (k) to any Borrower from any of its Subsidiaries, or between Borrowers; (l) to any Borrower from any Guarantor, to any Guarantor from any Borrower, or between Guarantors; (m) between Subsidiaries that are not Guarantors; (n) to any Guarantor from any Subsidiary; (o) permitted by any other provision hereof (including, without limitation, Sections 7.3, 7.7 and 7.9); (p) of any property subject to a casualty event (subject to the limitations set forth in Section 6.5(b) with respect to the remittance of proceeds); (q) to employees, officers, directors and consultants in connection with equity incentive plans (or similar plans, agreements or arrangements); and (r) of other assets (other than Intellectual Property material to Borrower’s business) in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related or incidental thereto or constituting a reasonable extension thereof; (b) liquidate or dissolve (unless all or substantially all of the assets of such liquidated or dissolved Borrower or Subsidiary, as applicable, are transferred to a Borrower or Guarantor); (c) fail to provide notice to Agent and Lenders of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least ten (10) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Two Million Dollars ($2,000,000) of Borrower’s assets or property, then Borrower will first provide Agent with the written notice required by the first sentence of this paragraph, and at the request of Agent shall obtain a landlord consent executed by the landlord of such new office or business location, including warehouses, in form and substance reasonably satisfactory to Agent. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Million Dollars ($2,000,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first provide Agent with the written notice required by the first sentence of this paragraph, and at the request of Agent shall use commercially reasonable efforts to obtain a bailee agreement executed by such bailee in form and substance reasonably satisfactory to Agent.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), except (a) in connection with the SPAC Transaction; (b) Permitted Acquisitions; and (c) mergers and consolidations of (and transfers of all or substantially all of the capital stock or property of) a Subsidiary into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens that are permitted pursuant to the terms of this Agreement to have equal or superior priority to Agent’s Lien under this Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (i) customary provisions restricting the assignment of licenses, leases and other agreements, (ii) restrictions imposed by applicable law or regulation, and (iii) as is otherwise permitted in Section 7.1 hereof or the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(c) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment in respect of, or redeem, retire or purchase, any capital stock, except that the following are permitted: (A) Borrower may (i) do any of the foregoing in connection with the SPAC Transaction, (ii) declare dividends payable solely in shares of capital stock, (iii) make de minimis cash payments in lieu of issuance of fractional shares upon the conversion or exercise of convertible securities (including warrants), (iv) make purchases or de minimis cash payments in lieu of fractional shares of capital stock arising out of stock dividends, splits or combinations or Permitted Acquisitions; (v) make distributions of securities to employees, officers, directors, or consultants upon the exercise of stock options, (vi) convert its convertible securities into other securities, (vii) withhold shares otherwise issuable to employees upon the vesting of such employee’s restricted stock (or upon the exercise of such employee’s stock options) in order to cover such employee’s tax liabilities, (viii) repurchase the stock of former employees, officers, directors or consultants pursuant to stock repurchase agreements, employee stock option agreements, restricted stock agreements, equity incentive plans or other similar agreements or plans so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase and the aggregate amount of all such repurchases does not exceed One Million Dollars ($1,000,000) in any fiscal year, (ix) distribute rights pursuant to a stockholder rights plan or redeem such rights for no or nominal consideration (including, for the avoidance of doubt, cash consideration); provided that such redemption is in accordance with the terms of such plan) and (x) repurchases of stock deemed to occur upon exercise of stock options or warrants if such stock represents a portion of the exercise price of such options or warrants, and (B) any Subsidiary of Borrower may pay dividends and make distributions and other payments in respect of its capital stock, and may purchase capital stock of any other Subsidiary of Borrower; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, provided that the foregoing restrictions shall not apply to (i) compensation (including equity-based compensation), benefits and reimbursement of expenses of, and customary indemnification and other arrangements with, senior executive officers and directors approved by the Board, (ii) Subordinated Debt transactions, (iii) equity financings and investments by Borrower’s investors in Borrower or its Subsidiaries, so long as such transactions are otherwise permitted by this Agreement, (iv) transactions permitted by Section 7.7, (v) Permitted Investments and Permitted Indebtedness, and (vi) any transaction (including intercompany loans) between Borrowers, between Borrower and any of its Subsidiaries, or between any Subsidiaries that is permitted by this Agreement.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, if, in each case of the immediately foregoing clauses (a) through (c), such failure could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.6, 6.7, 6.11, 6.13, 6.14, or 6.15 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents (other than the Warrant), and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) immediately above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Agent has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document (other than the Warrant); and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Agent be materially less advantageous to Borrower or any Guarantor;

8.7 Judgments; Penalties. One or more fines, penalties, or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document (other than the Warrant) or in any writing delivered to Agent or any Lender or to induce Agent or any Lender to enter this Agreement or any Loan Document (other than the Warrant), and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect (other than in accordance with its terms), any Person (other than Agent and the Lenders) shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall not have the priority contemplated by this Agreement;

8.10 Reserved; or

8.11 Governmental Approvals. Any Governmental Approval material to the operation of Borrower’s business shall have been:

(a) revoked, rescinded, suspended, modified in a materially adverse manner, or not renewed in the ordinary course for a full term; or

(b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) materially adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable material jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially adversely affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other applicable material jurisdiction.

9 RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent, as directed by Lenders in accordance with the Lender Intercreditor Agreement or, if such rights and remedies are not addressed in the Lender Intercreditor Agreement, as directed by Lenders having a majority of the Obligations, may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent and/or any Lenders;

(c) demand that Borrower (i) deposit cash with SVB in an amount equal to at least (x) one hundred three percent (103.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (y) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles that constitute Collateral, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds. Borrower shall collect all payments in trust for Lenders and, if requested by Agent, immediately deliver the payments to Lenders in the form received from the Account Debtor, with proper endorsements for deposit;

(f) make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent reasonably designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest or charges and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;

(g) apply to the Obligations (i) any balances and deposits of Borrower it holds, or (ii) any amount held by Agent owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Effective solely upon the occurrence and continuation of an Event of Default, Agent, for the benefit of the Lenders, is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders;

(i) place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Agent and the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent, for the benefit of the Lenders, as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses), in each case as reasonably advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral and for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations and any Obligations under Bank Services Agreements) have been satisfied in full and the Loan Documents have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations and any Obligations under Bank Services Agreements) have been fully repaid and performed and the Loan Documents have been terminated.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document (other than the Warrant) or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or Lenders’ waiver of any Event of Default.

9.4 Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5 Liability for Collateral. So long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in their possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

9.8 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require the Lenders to: (i) proceed against any other Borrower or any other person liable to Agent or Lenders with respect to the Obligations; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. The Lenders may exercise or not exercise any right or remedy it has against any other Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability, except to the extent the Obligations (other than inchoate indemnity obligations and any Obligations under Bank Services Agreements) have been paid in full. Notwithstanding any other provision of this Agreement or other related document, until all Obligations (other than inchoate indemnity obligations and any Obligations under Bank Services Agreements) have been paid in full, each Borrower hereby subordinates to the Lenders’ rights under this Agreement all rights that such Borrower may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void until all Obligations (other than inchoate indemnity obligations and any Obligations under Bank Services Agreements) have been paid in full. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Agent and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured, in accordance with this Agreement.

10 Agent

10.1 Appointment and Authority.

(a) Each Lender hereby irrevocably appoints SVB to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of this Section 10 (other than Section 10.10) are solely for the benefit of Agent and Lenders, and Borrower shall not have rights as a third party beneficiary of any of such provisions (but it is understood and agreed that the provisions of Section 10.10 are for the benefit of Borrower, Agent and the Lenders). Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

10.2 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Indemnified Persons. The exculpatory provisions of this Section 10.2 shall apply to any such sub-agent and to the Indemnified Persons of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.3 Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:

(a) be subject to any fiduciary, trust, agency or other similar duties, regardless of whether any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders, as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders (or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.7) or (ii) in the absence of its own gross negligence or willful misconduct.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and all future holders of the Credit Extensions.

10.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default (except with respect to defaults in the payment of principal, interest or fees required to be paid to Agent for the account of Lenders), unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Lenders.

10.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own decision to make its Credit Extensions hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

10.7 Indemnification. Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so in accordance with the terms hereof, according to its Term Loan Commitment Percentage in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, in accordance with its Term Loan Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Credit Extensions) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Credit Extensions and all other amounts payable hereunder.

10.8 Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

10.9 Successor Agent. Agent may at any time give notice of its resignation to Lenders and Borrower, which resignation shall not be effective until the time at which the majority of the Lenders have delivered to Agent their written consent to such resignation. Upon receipt of any such notice of resignation, the Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a financial institution with an office in the State of California, or an Affiliate of any such bank with an office in the State of California. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent has received the written consent of the majority of the Lenders to such resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Defaulting Lender and provided further that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Lenders appoint a successor Agent as provided for above in this Section 10.9. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.9). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Indemnified Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

10.10 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as long as said Lender is a Defaulting Lender.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Agent by such Defaulting Lender pursuant to Section 13.11), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as Borrower may request (so long as no Event of Default exists), to the funding of any Term Loan Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and Borrower, to be held in a Deposit Account and released pro rata to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loan Advances under this Agreement; fourth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Term Loan Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Term Loan Advances were made at a time when the conditions set forth in Sections 3.1 and 3.2, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Term Loan Advance of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loan Advances of such Defaulting Lender until such time as all Term Loan Advances are held by the Lenders pro rata in accordance with the Term Loan Commitments under this Agreement. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 10.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender and shall satisfy the Borrower’s payment obligation in respect thereof in full, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive (I) the unaccrued portion of any fee payable pursuant to Section 2.3(a), or (II) any fee payable pursuant to Section 2.3(b) or Section 2.3(c), in each case, for any period during which such Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loan Advances of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Term Loan Advances to be held on a pro rata basis by the Lenders in accordance with their respective Term Loan Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) Termination of Defaulting Lender. Borrower may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 10.10(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent or any Lender may have against such Defaulting Lender.

(d) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the non-Defaulting Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person, remove such Person as Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by the non-Defaulting Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the non-Defaulting Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

11 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any party hereto may change its mailing or electronic mail address or facsimile number by giving each other party hereto written notice thereof in accordance with the terms of this Section 11.

If to Borrower:	Humacyte, Inc.
2525 E. NC Highway 54
Durham, NC 27713
	Attn:	Chief Financial Officer

with a copy to:	Humacyte, Inc.
2525 E. NC Highway 54
Durham, NC 27713
	Attn:	Director of Strategic Finance

If to Agent or SVB:	Silicon Valley Bank
3475 Piedmont Rd NE, Suite 560
Atlanta, GA 30305
	Attn:	Scott McCarty, Director

with a copy to:	DLA Piper LLP (US)
401 B Street, Suite 1700
San Diego, CA 92101
	Attn:	Matt Schwartz

If to SVB Capital:	SVB Innovation Credit Fund VIII, L.P.
c/o SVB Capital
2770 Sand Hill Road
Menlo Park, CA 94025
	Attn:	SVB Capital Finance and Operations

12 Choice of Law, Venue AND Jury Trial Waiver

Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. Except to the extent otherwise set forth in the Loan Documents, Borrower, Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York, Borough of Manhattan; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 12 shall survive the termination of this Agreement.

13 GENERAL PROVISIONS

13.1 Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements). So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Agent. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. No termination of this Agreement shall in any way affect or impair any right or remedy of Agent or any Lender in respect of any Obligation, nor shall any such termination relieve Borrower of any Obligation to any Lender, until such Obligation has been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

13.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Agent and Lenders’ prior written consent (which may be granted or withheld in Agent’s and Lenders’ sole discretion). Each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof); provided, that each Lender shall endeavor to give notice to Borrower of any assignment, transfer and other such actions by such Lender, but the failure by a Lender to give such notice shall not be deemed a breach by such Lender of this Agreement or give rise to any liability. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, no Lender shall, without the prior written consent of the Borrower, assign any interest in, or any obligation, right or benefit under, the Loan Documents to any Person who in the reasonable estimation of such Lender is a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting or other control over such operating company, or who in the reasonable estimation of such Lender is a vulture fund or distressed debt fund.

13.3 Indemnification. Borrower agrees to indemnify, defend and hold Agent, each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents (other than the Warrant); and (ii) all reasonable, documented out-of-pocket losses or expenses (including Lenders’ Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, Lenders and Borrower (including reasonable, documented out-of-pocket attorneys’ fees and expenses), except for Claims, expenses and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 13.3 shall survive until all statutes of limitation with respect to the Claims, and the reasonable, documented out-of-pocket losses and expenses, for which indemnity is given shall have run.

13.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.6 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents (but excluding the Warrant) consistent with the agreement of the parties so long as Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent, the Lenders and Borrower.

13.7 Amendments in Writing; Waiver; Integration. No (i) purported amendment or modification of any Loan Document (but excluding the Warrant), (ii) waiver, discharge or termination of any obligation under any Loan Document (but excluding the Warrant), or (iii) release, or consent to the transfer, of all or substantially all of the Collateral, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Agent (with the consent of the Lenders in accordance with the Lender Intercreditor Agreement or, if such item is not addressed in the Lender Intercreditor Agreement, as consented to by a majority of the Lenders) and Borrower. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

13.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.9 Confidentiality. Agent and each Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Agent and/or any Lender’s Subsidiaries or Affiliates, and their respective employees, directors, investors, potential investors, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”) (provided, that, prior to any such disclosure, such Lender Entities shall be subject to confidentiality provisions substantially the same as those in this Section 13.9); (b) to prospective transferees, assignees, credit providers or purchasers of any of Agent’s or Lenders’ interests under or in connection with this Agreement and their Representatives (provided, that, prior to any such disclosure, such prospective transferees, assignees, credit providers, and purchasers and their Representatives shall have entered into agreements containing confidentiality provisions substantially the same as those in this Section 13.9); (c) as required by law, regulation, subpoena, or other order; (d) to Agent’s or any Lender’s regulators or as otherwise required in connection with Agent’s or any Lender’s examination or audit; (e) as Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein. The term “Information” means all information received from Borrower or Borrower’s outside advisors regarding Borrower or its Subsidiaries or Affiliates, or its or any of their respective businesses, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.

13.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding among Borrower, Lender, and/or Agent arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.11 Right of Setoff. Borrower hereby grants to Agent, for the ratable benefit of the Lenders, a Lien, security interest, and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any Obligation of Borrower then due regardless of the adequacy of any other collateral securing the Obligations; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 10.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

13.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.17 Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of Borrower and each of its Subsidiaries and other information that will allow Lender, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.

13.18 Release of Collateral and Guarantors. Notwithstanding anything to the contrary contained herein or in any other Loan Document, if any of the Collateral shall be sold, transferred or otherwise disposed of (including by merger or consolidation) by any Borrower or Guarantor to a Person that is not a Borrower or a Guarantor in a transaction permitted by this Agreement, then the security interests and other Liens created pursuant to this Agreement and the other Loan Documents on such Collateral shall be released by Agent promptly thereafter, and the Agent, at the request of such Borrower or Guarantor, as the case may be, shall execute and deliver to such Borrower or Guarantor all releases and other documents necessary or desirable to evidence the release of such security interests and other Liens. Any representation, warranty or covenant contained in any Loan Document relating to any property so disposed of (other than property disposed of to a Borrower or any Subsidiary of a Borrower) shall no longer be deemed to be repeated with respect to such property once such property is so disposed of. Notwithstanding anything to the contrary contained herein or in any other Loan Document, when all Obligations (other than inchoate indemnity obligations and any Obligations under Letters of Credit that have been cash collateralized) have been satisfied in full and the Lenders are under no further obligation to make Credit Extensions hereunder, Agent shall promptly release all Collateral from the security interests and other Liens created pursuant to this Agreement and the other Loan Documents, whether or not on the date of such release there may be outstanding Obligations in respect of inchoate indemnity obligations or under Bank Services Agreements that have been cash collateralized. Upon the request of Borrower following any such release, Agent shall execute and deliver to the Borrower all releases and other documents reasonably necessary to evidence the release of such security interests and other Liens.

14 DEFINITIONS

14.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolutions who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any Letters of Credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products, services or financial accommodations may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and Lenders a further certificate canceling or amending such prior certificate.

“Business Combination Agreement” means that certain Business Combination Agreement dated as of February 17, 2021 by and among SPAC Parent, Hunter Merger Sub, Inc. and Humacyte, as amended, supplemented or otherwise modified from time to time; provided that no changes may be made to such agreement that could materially and adversely affect the rights and interests of the Agent and Lenders under this Agreement without the prior written consent of Agent.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Cash Burn” means (a) Net Income, plus (b) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (c) non-cash stock compensation.

“Cash Collateralization Event” has the meaning assigned in Section 6.13.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means:

(a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital, private equity or other institutional investors so long as Borrower identifies to the Agent and the Lenders the investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent and the Lenders a description of the material terms of the transaction;

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock (other than directors’ qualifying shares or other similar shares to the extent required by applicable law to be held by independent Persons) of each Subsidiary of Borrower (unless any such Subsidiary is dissolved, merged consolidated, liquidated, transferred or otherwise disposed of in a transaction permitted by this Agreement) free and clear of all Liens (except Liens created by this Agreement);

provided, however, that the consummation of the SPAC Transaction shall be deemed to not constitute a “Change in Control” for any purpose under the Loan Documents so long as all other provisions of this Agreement with respect to such SPAC Transaction are satisfied.

“Claims” is defined in Section 13.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” and “Commitments” means the Term Loan Commitment(s).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn Letters of Credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance or any other extension of credit under this Agreement by any Lender for Borrower’s benefit.

“Default Rate” is defined in Section 2.2(b).

“Defaulting Lender” is, subject to Section 10.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loan Advances within two (2) Business Days of the date such Term Loan Advances were required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.10(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number xxx-xxxx-161, maintained by Borrower with SVB.

“Disbursement Letter” is that certain form attached hereto as Exhibit D.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18 217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Event” means Borrower’s delivery to Agent of evidence, in form and substance reasonably satisfactory to Agent, confirming that (I) Borrower and/or SPAC Parent has received, after the Effective Date, net cash proceeds to Borrower’s and/or SPAC Parent’s balance sheet in an aggregate amount not less than One Hundred Eighty Million Dollars ($180,000,000) from the sale of the equity securities of Borrower or SPAC Parent to investors (including through a IPO, SPAC Transaction and/or a PIPE transaction and including, for the avoidance of doubt, unrestricted cash proceeds released to Borrower or SPAC Parent from the Trust Account (as defined in the Business Combination Agreement) and (II) at least One Hundred Forty Million Dollars ($140,000,000) of such unrestricted cash proceeds have been deposited into Borrower’s deposit accounts at SVB or in other Deposit Accounts permitted by Section 6.6(a) hereof and subject to a Control Agreement.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Accounts” is defined in Section 6.6.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Final Payment” is a payment (in addition to and not in substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of each Term Loan Advance extended by the Lenders to Borrower hereunder multiplied by five percent (5.00%), due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the payment in full of such Term Loan Advance, (c) as required by Section 2.1.1(d) or 2.1.1(e), or (d) the termination of this Agreement.

“Financial Statement Repository” is                    or such other means of collecting information approved and designated by Agent or a Lender after providing notice thereof to Borrower from time to time.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority the failure of which to (i) obtain or (ii) maintain in full force and effect, could reasonably be expected to have a material adverse effect on Borrower’s business.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Group Member” means Borrower and its Subsidiaries.

“Guarantor” is any Person providing a Guaranty in favor of Agent, for the ratable benefit of the Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Humacyte” is defined in the preamble hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and Letters of Credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 13.3.

“Information” is defined in Section 13.9.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Laura Niklason as of the Effective Date, (b) Chief Financial Officer, who is Douglas Blankenship as of the Effective Date, or (c) Chief Surgical Officer, who is Jeffrey Lawson as of the Effective Date.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 13.9.

“Lender Intercreditor Agreement” is, collectively, any and all intercreditor agreement, master arrangement agreement or similar agreement by and between SVB Capital (f/k/a Westriver Innovation Lending Fund VIII, L.P.) and SVB, as each may be amended from time to time in accordance with the provisions thereof.

“Lenders’ Expenses” are all of Agent’s and the Lenders’ audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower (but excluding all amounts incurred in connection with the Warrant).

“Letter of Credit” is a standby or commercial letter of credit issued by SVB upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, at any time, the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with SVB or SVB’s Affiliates.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the Perfection Certificate, each Disbursement Letter, any Bank Services Agreement, any Control Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Agent and the Lenders in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is: (a) a material impairment in the perfection or priority of Agent’s, for the ratable benefit of the Lenders, Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lenders’ Expenses, the Final Payment, the Prepayment Premium, and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement or the other Loan Documents (other than the Warrant), including, without limitation, all obligations relating to Bank Services, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” means an acquisition pursuant to which Borrower (or a Subsidiary) acquires a Person, an ownership interest in a Person, or some or all of the assets of a Person through either (i) the payment of cash consideration of no more than (x) Five Million Dollars ($5,000,000) per fiscal year plus (y) an amount for all such acquisitions in the aggregate during the term of this Agreement equal to the Permitted Acquisition Cash Cap as of the date immediately prior to each such acquisition or (ii) the issuance of Borrower’s (or such Subsidiary’s) capital stock, so long as the number of shares or the voting power of Borrower’s (or such Subsidiary’s) capital stock issued with respect to any one Person in connection with such acquisition is less than twenty percent (20%) of the total shares or voting power of Borrower’s (or such Subsidiary’s) capital stock outstanding before the issuance; provided that the aforementioned percentage shall apply with respect to any one acquisition and all acquisitions in the aggregate per fiscal year and shall be determined as of the date of each such acquisition and such percentages shall be added together for the determination of the aggregate percentage per fiscal year, in each case to the extent that each of the following conditions shall have been satisfied:

(a) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with applicable law;

(c) such acquired Person or assets shall be in the same line of business as is conducted by Borrower as of the Effective Date, or a line of business reasonably related or incidental thereto or constituting a reasonable extension thereof;

(d) such acquisition shall not cause the focus of Borrower’s and its Subsidiaries’ operations (when taken as a whole) to be located outside of the United States;

(e) if such acquisition is in the form of a merger by Borrower into another Person, Borrower is the surviving legal entity;

(f) if such acquisition is in the form of a merger by a Subsidiary into another Person, one hundred percent (100%) of the outstanding and issued equity of the surviving legal entity shall be owned by Borrower or a Subsidiary;

(g) neither Borrower nor any of its Subsidiaries (including for this purpose, the target of the acquisition) shall, in connection with such acquisition, acquire or be made subject to any Indebtedness or Liens other than Permitted Indebtedness and Permitted Liens;

(h) Borrower shall have delivered to the Agent and Lenders at least five (5) Business Days (or such shorter period as may be acceptable to Agent and Lenders) prior to the closing of such proposed acquisition (i) a copy of the purchase agreement related to the proposed acquisition (and any related documents reasonably requested by the Agent and Lenders), (ii) a general description of the acquired assets or acquired business line or unit or division and the competitive position of such business line or unit or division within the industry, (iii) the sources and uses of funds to finance the proposed acquisition, and (iv) to the extent available, quarterly and annual audited financial statements of the Person whose equity interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed acquisition;

(i) Agent and the Lenders have received a certificate from a Responsible Officer together with Board approved projections certifying and setting forth in reasonable detail that Borrower has enough cash on hand to pay its projected expenses and all debt service when due for a period of twelve (12) months after the consummation of such acquisition (after giving effect to such acquisition); and

(j) such acquisition shall be consensual and shall have been approved by the target’s board of directors.

Notwithstanding anything to the contrary contained in this definition, in order for any acquisition of equity interests or assets of another Person to constitute a Permitted Acquisition, Borrower must comply with all of the following: (a) within ten (10) Business Days after the closing of such Permitted Acquisition, the applicable Borrower (or Subsidiary) making such Permitted Acquisition and the target shall have executed such documents and taken such actions as may be required under Section 6.11; (b) the Borrower shall have delivered to Agent and Lenders sufficiently in advance (and in any case at least five (5) Business Days prior to the closing of such Permitted Acquisition), such other financial information, financial analysis, documentation or other information relating to such Permitted Acquisition as Agent and Lenders shall reasonably request (to the extent such information is available to the Borrower); (c) on or prior to the date of the closing of such Permitted Acquisition, the Agent and Lenders shall have received, in form and substance reasonably satisfactory to the Agent and Lenders, a certificate of the chief financial officer of Borrower certifying compliance with the requirements contained in this definition of “Permitted Acquisition” (except for those requirements with respect to which compliance is not due until after the closing of such Permitted Acquisition) and with the other terms of this Agreement (before and after giving effect to such Permitted Acquisition); and (d) Borrower shall provide to the Agent and Lenders as soon as available but in any event at least five (5) Business Days prior to the closing of such Permitted Acquisition, a copy of the executed purchase agreement or similar agreement with respect to such Permitted Acquisition.

“Permitted Acquisition Cash Cap” is, as of any date, an aggregate amount equal to fifty percent (50%) of the net amount of proceeds raised by SPAC Parent on or prior to such date in connection with each bona fide financing involving the issuance of common stock of the SPAC Parent for cash in a public offering or a private placement to one or more banks or investors after consummation of the transactions contemplated in the Business Combination Agreement and specifically excludes the proceeds of the PIPE transaction contemplated in the Business Combination Agreement.

“Permitted Indebtedness” is:

(a) Indebtedness to Agent and the Lenders under this Agreement, the other Loan Documents, and in connection with the PPP Loan;

(b) Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness consisting of earn-outs payable in the form of equity securities, and obligations to make payments of cash in lieu of fractional shares, in connection with the SPAC Transaction;

(h) unsecured Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the maximum aggregate amount of any such Indebtedness so assumed in any fiscal year does not exceed Five Hundred Thousand Dollars ($500,000);

(i) subject to compliance with the criteria for a Permitted Acquisition set forth in the definition thereof (including the limits on the payment of cash consideration set forth in such definition), unsecured Indebtedness consisting of earn-outs, obligations with respect to purchase price adjustments, and other deferred payments of a similar nature and customary indemnification and similar obligations arising under agreements entered into in connection with a Permitted Acquisition;

(j) Indebtedness constituting Permitted Investments;

(k) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(l) customer deposits and advance payments received in the ordinary course of business;

(m) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any Subsidiary to finance the acquisition, repair, improvement or construction of fixed or capital assets of such Person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness incurred under this clause (o) does not exceed One Hundred Thousand Dollars ($100,000.00) at any time and (ii) the principal amount of such Indebtedness, individually, does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made); furthermore, notwithstanding anything to the contrary herein and strictly for the purposes of this clause (o) of the definition of Permitted Indebtedness and for no other purpose, any obligations of a Person that are or would have been treated as operating leases or capital leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (Topic 842) (the “ASU”) shall continue to be accounted for as operating leases or capital leases (whether or not such operating lease obligations or capital lease obligations, as applicable, were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP;

(n) Indebtedness in respect of letters of credit, bank guarantees, bonds and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature; in an aggregate amount for (A) and (B) not to exceed One Million Dollars ($1,000,000) at any time;

(o) other unsecured Indebtedness not otherwise permitted by Section 7.4 of this Agreement in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time; and

(p) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (o) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b) Investments consisting of (i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Investments consisting of (i) deposit accounts, securities accounts or commodity accounts in which Agent (for the ratable benefit of the Lenders) has a perfected security interest (to the extent required by Section 6.6) and (ii) Excluded Deposit Accounts;

(e) Investments in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation or formation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments consisting of the creation or formation of a Subsidiary provided that such Subsidiary becomes a Borrower or a Guarantor hereunder in accordance with Section 6.11 hereof;

(h) (i) Investments by any Borrower or Subsidiary in any Borrower or Guarantor; (ii) Investments by any Subsidiary that is not a Guarantor or a Borrower in any other Subsidiary that is not a Guarantor or a Borrower; and (iii) Investments by any Borrower or any Guarantor in any Subsidiary that is not a Guarantor or a Borrower, provided that any such Investments described in this clause (iii) shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year;

(i) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(j) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(k) Investments consisting of the equity securities of Humacyte owned by SPAC Parent after consummation of the SPAC Transaction;

(l) Permitted Acquisitions;

(m) non-cash Investments in joint ventures, corporate collaborations or strategic alliances in the ordinary course of business consisting of the licensing of technology, the development of technology or the providing of technical support;

(n) deposits required to be made to a landlord in the ordinary course of business to secure or support obligations of Borrower or any Subsidiary under an operating lease or lease of real property; provided that the aggregate amount of such deposits at any time outstanding shall not exceed One Million Dollars ($1,000,000);

(o) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(p) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (p) shall not apply to Investments made by Borrower in any Subsidiary;

(q) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business;

(r) Investments of any Person that becomes a Subsidiary after the date hereof, provided that (i) such Investments exist at the time such Person becomes a Subsidiary and were not made in anticipation of such Person becoming a Subsidiary and (ii) the aggregate amount of any such Investments so assumed in any fiscal year does not exceed Five Hundred Thousand Dollars ($500,000); and

(s) other Investments not otherwise permitted by Section 7.7 of this Agreement in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time.

“Permitted Licenses” are (a) the Distribution Agreement, dated as of June 25, 2018, between Fresenius Medical Care Holdings, Inc. and Humacyte, as amended, restated, supplemented or otherwise modified from time to time; and (b) any exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business that are entered into after the date hereof, provided that (i) Borrower delivers written notice of each such license to Agent no later than ten (10) Business Days after entering into such license and (ii) such licenses could not result in a legal transfer of title of the licensed property.

“Permitted Liens” are:

(a) Liens existing on the Effective Date which are shown on the Perfection Certificate and Liens arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens or capital leases existing on Equipment or software when acquired, if the Lien is confined to the property and any accessions, attachments, replacements and improvements thereon and the proceeds of the Equipment and software;

(d) Liens securing Indebtedness permitted under clause (m) of the definition of “Permitted Indebtedness”;

(e) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(h) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with (i) Excluded Deposit Accounts held at such institutions and (ii) Borrower’s and its Subsidiaries’ deposit and/or securities accounts (other than Excluded Deposit Accounts) held at such institutions, provided that Agent has a first-priority perfected security interest in the amounts held in such deposit and/or securities accounts (other than Excluded Deposit Accounts);

(k) licenses of over-the-counter software that is commercially available to the public;

(l) deposits or pledges to secure the performance of bids, tenders, trade contracts, governmental contracts, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) arising in the ordinary course of business;

(m) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(n) Liens on insurance proceeds in favor of insurance companies granted solely as a security for financed premiums to the extent the Indebtedness secured thereby is permitted under clause (k) of the definition of “Permitted Indebtedness”;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens consisting of Permitted Licenses;

(q) Liens of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business and for sums in an aggregate amount not to exceed Two Million Dollars ($2,000,000), which (i) are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of Borrower or any of its Subsidiaries;

(r) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property and analogous filings under applicable law outside of the United States; and

(s) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (r), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PPP Loan” means that certain loan made by SVB to Borrower under the Paycheck Protection Program established pursuant to the Coronavirus Aid, Relief and Economic Security Act (as amended, and the related rules and regulations).

“Prepayment Premium” shall be an additional fee, payable to Agent, for the ratable benefit of the Lenders based on their Pro Rata Share, with respect to the Term Loan Advances, in an amount equal to:

(a) for a prepayment of the Term Loan Advances made on or prior to the first (1st) anniversary of the Effective Date, three percent (3.00%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment;

(b) for a prepayment of the Term Loan Advances made after the first (1st) anniversary of the Effective Date, but on or prior to the second (2nd) anniversary of the Effective Date, two percent (2.00%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment;

(c) for a prepayment of the Term Loan Advances made after the second (2nd) anniversary of the Effective Date, but on or prior to the third (3rd) anniversary of the Effective Date, one percent (1.00%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment; and

(d) for a prepayment of the Term Loan Advances made after the third (3rd) anniversary of the Effective Date, but prior to the Term Loan Maturity Date, zero percent (0.00%) of the then outstanding principal amount of the Term Loan Advances immediately prior to the date of such prepayment.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loan Advances held by such Lender by the aggregate outstanding principal amount of all Term Loan Advances.

“Public Market Capitalization Amount” is defined in Section 6.7(a)(iii).

“Quarterly Financial Statements” is defined in Section 6.2(a).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Removal Effective Date” is defined in Section 10.10(d).

“Representatives” is defined in Section 13.9.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President and Chief Financial Officer of Borrower.

“Restricted License” is any material license or other similar material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could reasonably be expected to interfere with the Agent’s right to sell any Collateral. Off-the-shelf software, open source code, application programming interfaces (APIs) and/or other trademarks, copyrights or patents of others that are commercially available to the public under shrinkwrap licenses, clickwrap licenses, online terms of service or other terms of use or similar agreements shall not constitute a “Restricted License”.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“SPAC Parent” means Alpha Healthcare Acquisition Corp., a Delaware corporation.

“SPAC Transaction” means the transaction contemplated by the Business Combination Agreement pursuant to which Humacyte will merge with and into a wholly owned Subsidiary of SPAC Parent and will remain as a wholly owned Subsidiary of SPAC Parent.

“Specified Amount” means, at any time, the amount equal to fifty percent (50%) of the dollar value of Borrower’s and its Subsidiaries’ cash and Cash Equivalents as of the end of the month most recently ended as of such time.

“Subordinated Debt” is indebtedness incurred by Borrower (or any of its Subsidiaries) subordinated to all of Borrower’s (or such Subsidiaries’, as the case may be) now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Agent and the Lenders, entered into between Agent, the Lenders, the Borrower (and/or its Subsidiaries, as applicable) and the other creditor), on terms acceptable to Agent and the Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB” is defined in the preamble hereof.

“SVB Capital” is defined in the preamble hereof.

“Term A Loan Advance” is defined in Section 2.1.1(a).

“Term B Availability Milestone” means Borrower’s delivery to Agent of evidence, in form and substance reasonably satisfactory to Agent, confirming that Borrower has consummated the Equity Event on or prior to December 31, 2021.

“Term B Draw Period” is the forty-five (45) day period following the date on which Borrower achieves the Term B Availability Milestone, provided however, that the Term B Draw Period shall not extend beyond February 14, 2022.

“Term B Loan Advance” is defined in Section 2.1.1(a).

“Term C Availability Milestones” means Borrower’s delivery to Agent of evidence, in form and substance reasonably satisfactory to Agent, confirming that (a) the Lenders have made the Term B Loan Advance to Borrower, and (b) Borrower has submitted, on or prior to March 31, 2023, its first Biologics License Application to the United States Food and Drug Administration for its human acellular vessels.

“Term C Draw Period” is the forty-five (45) day period following the date on which Borrower achieves the Term C Availability Milestones, provided however, that the Term C Draw Period shall not extend beyond May 15, 2023.

“Term C Loan Advance” is defined in Section 2.1.1(a).

“Term D Availability Milestones” means Borrower’s delivery to Agent of evidence, in form and substance reasonably satisfactory to Agent, confirming that (a) the Lenders have made the Term B Loan Advance and the Term C Loan Advance to Borrower, and (b) Borrower has received, on or prior to March 31, 2023, its first approval from the United States Food and Drug Administration of any of its Biologics License Applications for its human acellular vessels.

“Term D Draw Period” is the forty-five (45) day period following the date on which Borrower achieves the Term D Availability Milestones, provided however, that the Term D Draw Period shall not extend beyond May 15, 2023.

“Term D Loan Advance” is defined in Section 2.1.1(a).

“Term Loan Advance” and “Term Loan Advances” are each defined in Section 2.1.1(a).

“Term Loan Amortization Start Date” is April 1, 2022; provided, however, if Lenders make the Term B Loan Advance to Borrower, then the Term Loan Amortization Start Date shall automatically, with no further action required by the parties hereto, be extended to July 1, 2023; provided further, if Lenders make the Term C Loan Advance to Borrower, then the Term Loan Amortization Start Date shall automatically, with no further action required by the parties hereto, be extended to January 1, 2024; and provided further, if Lenders make the Term D Loan Advance to Borrower, then the Term Loan Amortization Start Date shall automatically, with no further action required by the parties hereto, be extended to April 1, 2024.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule 1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Term Loan Maturity Date” is March 1, 2025.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrant” means, collectively, (a) that certain Warrant to Purchase Common Stock dated as of the Effective Date issued by Borrower in favor of SVB, (b) that certain Warrant to Purchase Common Stock dated as of the Effective Date issued by Borrower in favor of SVB Capital, and (c) any other warrant to purchase stock issued by Borrower in favor of SVB or SVB Capital heretofore or hereafter, in each case as may be amended, modified, supplemented and/or restated from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

HUMACYTE, INC.

By:	/s/ Douglas Blankenship
Name:	Douglas Blankenship
Title:	Chief Financial Officer

AGENT:

SILICON VALLEY BANK, as Agent

By:	/s/ Scott McCarty
Name:	Scott McCarty
Title:	Director

LENDERS:

SILICON VALLEY BANK, as Lender

By:	/s/ Scott McCarty
Name:	Scott McCarty
Title:	Director

SVB INNOVATION CREDIT FUND VIII, L.P., as Lender
By: SVB Innovation Credit Partners VIII, LLC, a Delaware limited liability company, its General Partner

By:	/s/ Ryan Grammer
Name:	Ryan Grammer
Title:	Senior Managing Director

[Signature Page to Loan and Security Agreement]

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Term A Loan Advance Commitment	Term A Loan Advance Commitment Percentage	Term B Loan Advance Commitment	Term B Loan Advance Commitment Percentage	Term C Loan Advance Commitment	Term C Loan Advance Commitment Percentage	Term D Loan Advance Commitment	Term D Loan Advance Commitment Percentage
Silicon Valley Bank	$10,000,000	50.0000%	$5,000,000	50.0000%	$5,000,000	50.0000%	$5,000,000	50.0000%

SVB Innovation Credit Fund VIII, L.P.	$10,000,000	50.0000%	$5,000,000	50.0000%	$5,000,000	50.0000%	$5,000,000	50.0000%

TOTAL	$20,000,000	100.0000%	$10,000,000	100.0000%	$10,000,000	100.0000%	$10,000,000	100.0000%

Sch. 1 - 1

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any interest of Borrower under any contract if Borrower is prohibited by the terms of such contract from granting a security interest in such contract or under which such an assignment or Lien would cause a default to occur under such contract (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Agent, (b) any property to the extent that such grant of security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that at such time as such Requirement of Law is not effective or applicable, or upon termination of such prohibition, as the case may be, such property shall immediately become Collateral without any action by Borrower or Agent, or (c) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Agent’s, for the ratable benefit of the Lenders, security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Agent and the Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent and the Lenders’ prior written consent.

A - 1

EXHIBIT B

COMPLIANCE STATEMENT

Date: _______________________

TO: SILICON VALLEY BANK (“SVB”), as Agent, SVB, and SVB INNOVATION CREDIT FUND VIII, L.P., as Lender

FROM: HUMACYTE, INC.

Under the terms and conditions of the Loan and Security Agreement among Borrower, Agent, and Lenders (the “Agreement”) (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Quarterly Financial Statements	Quarterly within 45 days (other than Q4)	Yes No
Compliance Statement	Quarterly within 45 days/Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Board Projections	Annually within 45 days of FYE, and as amended/updated by Board approval	Yes No
Monthly Data Reports	Monthly within 30 days	Yes No

Financial Covenants	Required	Actual	Complies
At all times after the date on which Lenders make the Term B Loan Advance to Borrower, subject to periodic reporting as of the last day of each month, Borrower shall achieve at least one (1) of the following three (3) financial covenants:
Minimum net revenue (measured on a trailing 3-month basis)	$20,000,000	$____________	Yes No N/A
Minimum Liquidity	The lesser of (a) $75,000,000, or (b) the sum of (i) all Indebtedness of Borrower outstanding at such time, plus (ii) Cash Burn (measured on a trailing-four-month basis)	$____________	Yes No N/A
Minimum public market capitalization	The greater of (a) $600,000,000, or (b) the product of (i) 50% multiplied by (ii) the Public Market Capitalization Amount	$____________	Yes No N/A

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower (but only if Borrower is not a public company subject to the reporting requirements under the Exchange Act) and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Statement.	Yes	No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Statement

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated: ____________________

I.	At all times after the date on which lenders make the Term B Loan Advance to Borrower, subject to periodic reporting as of the last day of each fiscal quarter of Borrower, Borrower shall achieve at least one (1) of the following three (3) financial covenants:

a.	Minimum Net Revenue (Section 6.7(a)(i)).

Actual:

(i)	Borrower’s net revenue (determined in accordance with GAAP) measured on a trailing 3-month basis: $________________

Is line (i) equal to or greater than Twenty Million Dollars ($20,000,000)?

_______ No, not in compliance _______ Yes, in compliance _______ N/A

b.	Minimum Liquidity (Section 6.7(a)(ii)).

Actual:

(i)	Aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held by Borrower in accounts at SVB or SVB’s Affiliates: $________________

(ii)	Aggregate amount of Indebtedness of Borrower outstanding at such time: $________________

(iii)	Net Income: $________________

(iv)	To the extent deducted in the determination of Net Income

(A)	Depreciation expense: $________________

(B)	Amortization expense: $________________

(C)	The sum of lines (A) and (B): $________________

(v)	All non-cash stock compensation: $________________

(vi)	Cash Burn (line (iii), plus line (iv)(C), plus line (v), measured on a trailing 4-month basis): $________________

(vii)	Indebtedness (line (ii)) plus Cash Burn (line (vi)): $________________

Is line (i) equal to or greater than the lesser of (A) Seventy-Five Million Dollars ($75,000,000) or (B) line (vii)?

_______ No, not in compliance _______ Yes, in compliance _______ N/A

c.	Minimum Public Market Capitalization (Section 6.7(a)(iii)).

Actual:

(i)	Any Borrower’s current public market capitalization: $________________

Is line (i) equal to or greater than the greater of (A) Six Hundred Million Dollars ($600,000,000), or (B) the product of (1) fifty percent (50%), multiplied by (2) the Public Market Capitalization Amount?

_______ No, not in compliance _______ Yes, in compliance _______ N/A

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

Fax To:	Date: _____________________

Loan Payment:	HUMACYTE, INC.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $_______________________________ and/or Interest $________________________________________

Authorized Signature:		Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Term Loan Advance $_______________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance:

Authorized Signature:	Phone Number:

Print Name/Title:

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Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Eastern Time

Beneficiary Name:	Amount of Wire: $

Beneficiary Bank:	Account Number:

City and State:

Beneficiary Bank Transit (ABA) #: _____________	Beneficiary Bank Code (Swift, Sort, Chip, etc.): _____________
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

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Exhibit D

Form of Disbursement Letter

[see attached]

DISBURSEMENT LETTER

[DATE]

The undersigned, being an Authorized Signer of Humacyte, Inc., a Delaware corporation (“Borrower”), does hereby certify to (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SVB, as a lender, (c) SVB INNOVATION CREDIT FUND VIII, L.P., a Delaware limited partnership (“SVB Capital”), as a lender (SVB and SVB Capital and each of the other “Lenders” from time to time a party hereto are referred to herein collectively as the “Lenders” and each individually as a “Lender”) in connection with that certain Loan and Security Agreement dated as of March 30, 2021, by and among Borrower, Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents (but excluding the Warrant) are true and correct in all material respects as of the date hereof.

2. No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document (but excluding the Warrant).

3. All conditions referred to in Section 3 of the Loan Agreement to the making of a Credit Extension to be made on or about the date hereof have been satisfied or waived by Agent.

4. There has not been any material impairment in the general affairs, management, results of operation or financial condition of Borrower or the prospect of repayment of the Obligations.

5. The undersigned is an Authorized Signer.

[Balance of Page Intentionally Left Blank]

7A. The proceeds of the Term Loan Advance shall be disbursed as follows:

Disbursement from SVB:

Loan Amount	$________

Plus:

--Deposit Received	$________

Less:

--Commitment Fee	($________)

[--Existing Debt Payoff to [PAYOFF BANK]	($________)]

--[Interim Interest]	($________)

--Lenders’ Legal Fees	($________)*

Net Proceeds due from SVB:	$________

Disbursement from SVB Capital:

Loan Amount	$________

Plus:

--Deposit Received	$________

Less:

--Commitment Fee	($________)

--[Interim Interest]	($________)

Net Proceeds due from SVB Capital:	$________

TOTAL TERM LOAN ADVANCE
$________
NET PROCEEDS FROM LENDERS

7B. Funds from Borrower’s Designated Deposit Account shall be disbursed as follows:

SVB:

Term Loan Fees	$________

Lenders’ Legal Fees	$________

SVB Capital: Designated Deposit Account: xxx-xxx-6052

Term Loan Fees	$________

Funds due from Borrower (“Total Funds”)	$________

[Balance of Page Intentionally Left Blank]

8A. The aggregate net proceeds of the Term Loan Advance shall be transferred to the Borrower’s Designated Deposit Account as follows:

Account Name:	Humacyte, Inc.

Bank Name:	Silicon Valley Bank

Bank Address:	3003 Tasman Drive Santa Clara, California 95054

Account Number:	xxx-xxxx-161

ABA Number:	121140399

8B. Borrower authorized SVB to debit the Total Funds from the Borrower’s Designated Deposit Account set forth below:

Account Name:	Humacyte, Inc.

Bank Name:	Silicon Valley Bank

Bank Address:	3003 Tasman Drive Santa Clara, California 95054

Account Number:	xxx-xxxx-161

ABA Number:	121140399

[Balance of Page Intentionally Left Blank]

Dated as of the date first set forth above.

BORROWER:

Humacyte, Inc.

By:
Name:
Title:

AGENT:

SILICON VALLEY BANK

By:
Name:
Title:

LENDER:

SILICON VALLEY BANK

By:
Name:
Title:

LENDER:

SVB INNOVATION CREDIT FUND VIII, L.P., as Lender By: SVB Innovation Credit Partners VIII, LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

[Signature Page to Disbursement Letter]

Exhibit E

JOINDER TO Loan and security agreement

A. This Joinder to Loan and Security Agreement (this “Joinder Agreement”) is entered into as of [_________], 2021, by [ALPHA HEALTHCARE ACQUISITION CORP.] (“New Co-Borrower”), in favor of SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as administrative agent and collateral agent (“Agent”), (b) SVB, as a lender, and (c) SVB INNOVATION CREDIT FUND VIII, L.P., a Delaware limited partnership (“SVB Capital”), as a lender (SVB and SVB Capital and each of the other “Lenders” from time to time a party to the Loan Agreement are referred to herein collectively as the “Lenders” and each individually as a “Lender”), pursuant to Section 6.15 of that certain Loan and Security Agreement dated as of March 30, 2021 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”), by and among Agent, the Lenders and the Person named as a Borrower in the Recitals thereto, as may be amended from time to time. Capitalized terms used herein without definition are used as defined in the Loan Agreement.

B. By executing and delivering this Joinder Agreement, New Co-Borrower, as provided in Section 6.15 of the Loan Agreement, hereby becomes a party to the Loan Agreement as a Borrower thereunder with the same force and effect as if originally named as a Borrower therein, and hereby expressly acknowledges, assumes, and agrees to be subject to and bound by the Loan Agreement and all duties, obligations, and liabilities of a Borrower thereunder, and ratifies and reaffirms each provision thereof, including without limitation, all of the representations and warranties set forth in Article 5 of the Loan Agreement and all of the financial covenants set forth in Section 6.7 of the Loan Agreement. New Co-Borrower hereby agrees to be bound on a joint and several basis as a Borrower for the purposes of the Loan Agreement.

C. New Co-Borrower hereby grants and pledges to Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in all of its right, title and interest in and to the Collateral. Such security interest constitutes a valid, first priority security interest in New Co-Borrower’s right, title and interest in and to the presently existing Collateral, and will constitute a valid, first priority security interest in New Co-Borrower’s right, title and interest in and to the Collateral acquired after the date hereof. Notwithstanding any termination of this Joinder Agreement, Agent’s Lien on the Collateral shall remain in effect in accordance with the terms of the Loan Agreement.

D. New Co-Borrower hereby represents and warrants that each of the representations and warranties contained in Article 5 of the Loan Agreement applicable to it is true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as the date hereof as if made on and as of such date.

E. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

F. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

G. Each party hereto may execute this Joinder Agreement by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

[Balance of Page Intentionally Left Blank]

E - 1

In witness whereof, NEW CO-BORROWER has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

NEW CO-BORROWER:

[ALPHA HEALTHCARE ACQUISITION CORP.]

By:
Name:
Title:

[Signature Page to Joinder to Loan and Security Agreement]

E - 2